UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 11, 2014

NEKTAR THERAPEUTICS

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Mission Bay Boulevard South

San Francisco, California 94158

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On February 11, 2014, Rinko Ghosh, who serves as Senior Vice President and Chief Business Officer of Nektar Therapeutics, a Delaware corporation (the “Company”), agreed with the Company that he would depart from the Company on March 15, 2014 (the “Departure Date”). In connection with his departure, Mr. Ghosh entered into an Employment Transition and General Release Agreement with the Company (the “Release Agreement”). The Release Agreement provides for the following (subject to applicable withholdings): (i) a payment of $204,795 as a discretionary bonus payment for the 2014 annual performance period; (ii) an upward adjustment in his annual base salary rate from $455,100 to $468,753 for the period from February 1, 2014 through the Departure Date; (iii) a lump sum payment of $703,230; (iv) payment by the Company for 12 months of COBRA continuation coverage for Mr. Ghosh and his eligible dependents; (v) continued exercisability of Mr. Ghosh’s stock options, to the extent outstanding and vested as of the Departure Date, for 12 months following the Departure Date; (vi) Mr. Ghosh’s covenant not to solicit the Company's employees for a period of 12 months following the Departure Date; and (vii) Mr. Ghosh’s general release of all claims, obligations and liabilities against the Company and its affiliates.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie
General Counsel and Secretary

Date:	February 11, 2014